Exhibit 2.3


                          TERM LOAN AGREEMENT

                    dated as of February 25, 1998,

                             by and among

                           WLR FOODS, INC.,

                         WAMPLER FOODS, INC.,

                   CASSCO ICE & COLD STORAGE, INC.,

                     WAMPLER SUPPLY COMPANY, INC.,

                      VALLEY RAIL SERVICE, INC.,

                            as Borrowers,

                 the Term Lenders referred to herein,

                                  and

                      FIRST UNION NATIONAL BANK,

                               as Agent
                                       1
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                           TABLE OF CONTENTS


ARTICLE I
     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . 2

          SECTION 1.1         Definitions  . . . . . . . . . . 2
          SECTION 1.2         General . . . . . . . . . . . . 15
          SECTION 1.3         Other Definitions and Provisions16

ARTICLE II
     TERM LOAN FACILITY . . . . . . . . . . . . . . . . . . . 16

          SECTION 2.1         Term Loan . . . . . . . . . . . 16
          SECTION 2.2         Term Loan Principal
                              Classification  . . . . . . . . 16
          SECTION 2.3         Repayment of Term Loan  . . . . 16
          SECTION 2.4         Optional Prepayments of Term
                              Loan  . . . . . . . . . . . . . 17
          SECTION 2.5         Term Notes  . . . . . . . . . . 17
          SECTION 2.6         Termination of Term Loan  . . . 17
          SECTION 2.7         Use of Proceeds . . . . . . . . 17

ARTICLE III
          [RESERVED]  . . . . . . . . . . . . . . . . . . . . 17


ARTICLE IV
     GENERAL LOAN PROVISIONS  . . . . . . . . . . . . . . . . 18

          SECTION 4.1         Interest  . . . . . . . . . . . 18
          SECTION 4.2         Amendment and Agency Fees   . . 19
          SECTION 4.3         Manner of Payment   . . . . . . 19
          SECTION 4.4         Crediting of Payments and
                              Proceeds  . . . . . . . . . . . 20
          SECTION 4.5         [RESERVED]  . . . . . . . . . . 20
          SECTION 4.6         Capital Requirements  . . . . . 20
          SECTION 4.7         Taxes . . . . . . . . . . . . . 20
          SECTION 4.8         Mandatory Prepayments . . . . . 22
          SECTION 4.9         Approved Miscellaneous Asset
                              Sales . . . . . . . . . . . . . 23

ARTICLE V
     CLOSING;  CONDITIONS OF CLOSING AND BORROWING  . . . . . 23

          SECTION 5.1         Closing . . . . . . . . . . . . 23
          SECTION 5.2         Conditions to Closing and
                              Initial Term Loan . . . . . . . 24
                                       2
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ARTICLE VI
     REPRESENTATIONS AND WARRANTIES OF THE BORROWER . . . . . 26
          SECTION 6.1         Representations and Warranties  26
          SECTION 6.2         Survival of Representations
                              and Warranties Etc  . . . . . . 33

ARTICLE VII
     FINANCIAL INFORMATION AND NOTICES  . . . . . . . . . . . 33

          SECTION 7.1         Financial Statements and
                              Projections . . . . . . . . . . 33
          SECTION 7.2         Officer's Compliance
                              Certificate   . . . . . . . . . 35
          SECTION 7.3         Accountants' Certificate  . . . 35
          SECTION 7.4         Other Reports . . . . . . . . . 35
          SECTION 7.5         Notice of Litigation and
                              Other Matters . . . . . . . . . 36
          SECTION 7.6         Accuracy of Information . . . . 37

ARTICLE VIII
     AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . 37

          SECTION 8.1         Preservation of Corporate
                              Existence and Related Matters . 37
          SECTION 8.2         Maintenance of Property . . . . 37
          SECTION 8.3         Insurance . . . . . . . . . . . 38
          SECTION 8.4         Accounting Methods and
                              Financial Records . . . . . . . 38
          SECTION 8.5         Payment and Performance of
                              Obligations . . . . . . . . . . 38
          SECTION 8.6         Compliance With Laws and
                              Approvals . . . . . . . . . . . 39
          SECTION 8.7         Environmental Laws  . . . . . . 39
          SECTION 8.8         Compliance with ERISA . . . . . 39
          SECTION 8.9         Compliance With Agreements  . . 39
          SECTION 8.10        Conduct of Business . . . . . . 40
          SECTION 8.11        Visits and Inspections  . . . . 40
          SECTION 8.12        Further Assurances  . . . . . . 40
          SECTION 8.13        Meeting with Term Lenders . . . 40
          SECTION 8.14        Year 2000 Issues  . . . . . . . 40
          SECTION 8.15        Employment of Outside
                              Accountants and Financial
                              Consultants . . . . . . . . . . 40
          SECTION 8.16        Maintenance of Bank Accounts  . 41
          SECTION 8.17        Interest Rate Protection  . . . 41

ARTICLE IX
     FINANCIAL COVENANTS  . . . . . . . . . . . . . . . . . . 41

          SECTION 9.1         Minimum Monthly EBITDA  . . . . 41
          SECTION 9.2         Minimum Quarterly EBITDA  . . . 42
                                       3
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          SECTION 9.3         Limitation on Capital
                              Expenditures  . . . . . . . . . 42
ARTICLE X
     NEGATIVE COVENANTS   . . . . . . . . . . . . . . . . . . 42

          SECTION 10.1        Limitations on Debt . . . . . . 43
          SECTION 10.2        Limitations on Contingent
                              Obligations   . . . . . . . . . 43
          SECTION 10.3        Limitations on Liens  . . . . . 43
          SECTION 10.4        Limitations on Acquisitions . . 44
          SECTION 10.5        Limitations on Mergers,
                              Liquidation and New Business
                              Ventures  . . . . . . . . . . . 44
          SECTION 10.6        Limitations on Sale of Assets . 44
          SECTION 10.7        Transactions with Affiliates  . 45
          SECTION 10.8        Certain Accounting Changes  . . 45
          SECTION 10.9        Compliance with ERISA . . . . . 45
          SECTION 10.10 Limitations on New Equity, Dividends and Distributions . . 46
          SECTION 10.11       Transfers to Subsidiaries . . . 46
          SECTION 10.12       Limitations on Investments  . . 46
          SECTION 10.13       Limitations on Certain
                              Agreements  . . . . . . . . . . 46

ARTICLE XI
     DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . 47

          SECTION 11.1        Events of Default . . . . . . . 47
          SECTION 11.2        Remedies  . . . . . . . . . . . 49
          SECTION 11.3        Rights and Remedies Cumulative;
                              Non-Waiver; etc . . . . . . . . 50

ARTICLE XII
     THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . 50

          SECTION 12.1        Appointment . . . . . . . . . . 50
          SECTION 12.2        Delegation of Duties  . . . . . 50
          SECTION 12.3        Exculpatory Provisions  . . . . 50
          SECTION 12.4        Reliance by the Agent . . . . . 51
          SECTION 12.5        Notice of Default . . . . . . . 51
          SECTION 12.6        Non-Reliance on the Agent and
                              other Term Lenders  . . . . . . 51
          SECTION 12.7        Indemnification   . . . . . . . 52
          SECTION 12.8        The Agent in Its Individual
                              Capacity  . . . . . . . . . . . 52
          SECTION 12.9        Resignation of the Agent;
                              Successor Agent . . . . . . . . 53
                                       4
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ARTICLE XIII
     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . 53

          SECTION 13.1        Notices . . . . . . . . . . . . 53
          SECTION 13.2        Expenses  . . . . . . . . . . . 55
          SECTION 13.3        Set-off . . . . . . . . . . . . 55
          SECTION 13.4        Governing Law . . . . . . . . . 56
          SECTION 13.5        Consent to Jurisdiction . . . . 56
          SECTION 13.6        Waiver of Jury Trial; Waiver
                              of Punitive Damages . . . . . . 56
          SECTION 13.7        Reversal of Payments  . . . . . 57
          SECTION 13.8        Injunctive Relief . . . . . . . 57
          SECTION 13.9        Accounting Matters  . . . . . . 57
          SECTION 13.10       Successors and Assigns;
                              Participations  . . . . . . . . 58
          SECTION 13.11       Amendments, Waivers and
                              Consents; Renewal . . . . . . . 61
          SECTION 13.12       Performance of Duties . . . . . 61
          SECTION 13.13       Indemnification . . . . . . . . 61
          SECTION 13.14       All Powers Coupled with
                              Interest  . . . . . . . . . . . 62
          SECTION 13.15       Survival of Indemnities . . . . 62
          SECTION 13.16       Titles and Captions . . . . . . 62
          SECTION 13.17       Severability of Provisions  . . 62
          SECTION 13.18       Counterparts  . . . . . . . . . 62
          SECTION 13.19       Term of Agreement . . . . . . . 62
          SECTION 13.20       Adjustments . . . . . . . . . . 62
                                       5
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EXHIBITS

Exhibit A - Form of Revolving Credit Note (referenced in Section 1.1)

Exhibit B - Form of Term Loan Note (referenced in Section 1.1)

Exhibit C - Form of Prepayment Notice (referenced in Section 2.4(a))

Exhibit D - Form of Quarterly Unaudited Consolidated and Consolidating
            Balance Sheet (referenced in Section 7.1(a))

Exhibit E - Form of Officer's Compliance Certificate (referenced in
            Section 7.2)

Exhibit F - Form of Assignment and Acceptance (referenced in Section
            13.10(b)(iii))
                                       6
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SCHEDULES

Schedule 4.8(b) - Existing Stock Incentive Programs

Schedule 6.1(a) - Jurisdictions of Organization and Qualification to
                  Do Business as Foreign Corporation

Schedule 6.1(b) - Subsidiaries, Capitalization and Shareholders

Schedule 6.1(f) - Government Lien Assertions

Schedule 6.1(h) - Franchise, Licenses, Patents and Tradenames

Schedule 6.1(j) - ERISA Plans

Schedule 6.1(n) - Collective Bargaining Agreements

Schedule 6.1(s) - Leased Real Property

Schedule 6.1(v) - Litigation

Schedule 6.1(z) - Outstanding Options, Warrants or Other Rights

Schedule 8.15 - Work Plan

Schedule 10.1(c) - Existing Debt

Schedule 10.2(b) - Existing Contingent Obligations

Schedule 10.3(f) - Existing Liens
                                       7
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     This TERM LOAN AGREEMENT (the "Agreement"), dated as of  February
25, 1998, is made and entered into by and among WLR FOODS, INC., ("WLR"), WAMPLER FOODS, INC. ("Wampler"), CASSCO ICE & COLD STORAGE, INC. ("Cassco"), WAMPLER SUPPLY COMPANY, INC. ("Wampler Supply"), and VALLEY RAIL SERVICE, INC. ("Valley Rail"), all corporations organized under the laws of the Commonwealth of Virginia, the Term Lenders who are or may become a party to this Agreement, and FIRST UNION NATIONAL BANK, for itself and as Agent for the Term Lenders. WLR, Wampler, Cassco, Wampler Supply and Valley Rail are referred to herein jointly and severally as the "Borrower." The liabilities and obligations of WLR, Wampler, Cassco, Wampler Supply and Valley Rail hereunder are joint and several, and the word "Borrower," as used herein, means each of them, any of them and/or all of them as the context may require.

                              BACKGROUND

     A. WLR, as borrower, and Cassco and Wampler, as guarantors, are parties to that certain Credit Agreement, dated January 1, 1997, pursuant to which the Term Lenders extended a revolving credit facility (the "Existing Revolving Credit Facility") to WLR in an amount not to exceed One Hundred Sixty Million Dollars ($160,000,000).

     B. WLR, as borrower, and Cassco and Wampler, as guarantors, and First Union are parties to a certain Loan Agreement dated as of January 1, 1997 (the "Time Loan Agreement") which has terminated undrawn by mutual consent of the parties.

     C. WLR, Cassco, Wampler, Wampler Supply and Valley Rail are part of an integrated financial enterprise and have requested the Term Lenders to: (i) provide a revolving credit facility in the maximum amount of $105,000,000; (ii) restructure a portion of the Existing Revolving Credit Facility, after the principal amount outstanding (including the aggregate face amount of all outstanding letters of credit) has been reduced to $110,000,000, into a term loan as provided herein; (iii) provide the new revolving credit facility pursuant to the terms of the Revolving Credit Agreement (hereafter defined); and
(iv) restructure the Existing Revolving Credit Facility as provided in this Agreement and the other Loan Documents executed as of the date hereof.

     D. The Term Lenders have agreed to this request subject to the terms and conditions of this Agreement and the other Loan Documents.

     E. The Borrower will materially benefit from the restructure of the Existing Revolving Credit Facility and the new revolving credit to be provided as set forth in the Loan Documents.

     E. THIS AGREEMENT IS ISSUED IN ORDER TO AMEND, RESTATE AND EVIDENCE, AND TO BE A SUBSTITUTE FOR, BUT NOT TO BE A PAYMENT, SATISFACTION, CANCELLATION OR A NOVATION OF THAT PORTION OF EXISTING REVOLVING CREDIT FACILITY BEING CONVERTED TO A TERM LOAN HEREUNDER. THE EXECUTION OF THIS AGREEMENT BY THE PARTIES HERETO DOES NOT EXTINGUISH THE OBLIGATIONS EVIDENCED BY THE EXISTING REVOLVING CREDIT FACILITY OR ANY PORTION THEREOF AND THE LIABILITIES OF THE BORROWER THEREUNDER AND HEREUNDER ARE CONTINUOUS. THIS AGREEMENT DOES NOT EVIDENCE ANY NEW ADVANCES OF CREDIT AND DOES NOT REFLECT ANY AGREEMENT BY THE TERM LENDERS FOR THE EXTENSION OF ANY ADDITIONAL CREDIT TO THE BORROWER.

     NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:


                               ARTICLE I

                              DEFINITIONS

     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

     "Affiliate" means, with respect to any Person (the "First Person"), any other Person (other than a Subsidiary of the First Person) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the First Person or any of its Subsidiaries. The term "control" means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall not include, in the case of the Borrower, Pioneering Management Corporation.

     "Agent" means First Union in its capacity as Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

     "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of Section 13.1.

     "Aggregate Term Loan" means the aggregate amount of the Term Lenders' Term Loans under this Agreement, as such amount may be reduced at any time or from time to time pursuant to Article II hereof. On the Closing Date, the Aggregate Term Loan shall be One Hundred Ten Million Dollars ($110,000,000).
                                       9
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     "Agreement" means this Term Loan Agreement, as amended or
modified from time to time.

     "Amendment Fee" shall have the meaning ascribed in Section 4.2 hereof.

     "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

     "Approved Contract Growers" shall mean those persons who, from time to time, hold live chicken and turkey inventory owned by Wampler under and subject to grower contracts which preserve and in every way maintain the title of Wampler in and to such inventory to the satisfaction of Wampler and its counsel.

     "Approved Miscellaneous Asset Sale" shall mean any sale or sales by the Borrower of any real or personal property which (i) for the first year following the Closing Date do(es) not generate Net Proceeds of more than $7,500,000 in the aggregate, or more than $2,500,000 for any individual sale; and (ii) for each one-year period thereafter do(es) not generate Net Proceeds of more than $1,000,000 in the aggregate for such twelve-month period.

     "Asset Sale" means any sale, sale-leaseback, mortgage of real property or any other disposition (including the grant of any option, warrant or other right to purchase such property) by any Person of any of its real or tangible personal property or assets (other than permitted by subsections (a), (b), and (c) of Section 10.6 and the sale of Equipment, the proceeds of which are applied to the prepayment of any Purchase Money Debt secured by a Lien on such Equipment).

     "Assignment and Acceptance" shall have the meaning assigned thereto in Section 13.10.

     "Base Rate" means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

     "Borrower" means WLR, Wampler, Cassco, Wampler Supply, and Valley Rail, in their capacities as joint and several borrowers hereunder, and each of them, any of them and/or all of them as the context may require.

     "Business Day" means for all purposes any day other than a
Saturday, Sunday or legal holiday on which banks in Charlotte, North
                                       10
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Carolina and London, England, are open for the conduct of their commercial banking business.

     "Capital Asset" means, with respect to the Borrower and its Subsidiaries, any asset that would, in accordance with GAAP, be required to be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Capital Expenditures" means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all capital assets acquired by any such Person during such period, determined without duplication on a Consolidated basis in accordance with GAAP.

     "Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Change in Control" shall have the meaning assigned thereto in
Section 11.1(m).

     "Closing Date" means the date of this Agreement or such later Business Day upon which the Term Notes are originally executed and delivered to the Term Lenders.

     "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

     "Collateral" means all of the assets, property and interests in property of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, that shall, from time to time, secure the Obligations, including without limitation the Collateral described in the Security Documents and any property or interests provided in addition to or in substitution for any of the foregoing.

     "Collateral Agent" means First Union in its capacity as Collateral Agent under the Security Documents.

     "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     "Contingent Obligation" means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or
                                       11
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otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business or executory contracts.

     "Coverage Ratio" means, as of the close of any Fiscal Quarter, the Borrower's Consolidated cumulative four quarter EBITDA ending with the close of such Fiscal Quarter divided by the Borrower's
Consolidated cumulative four quarter Interest Expense ending with the close of such Fiscal Quarter.

     "Debt" means, with respect to the Borrower and its Subsidiaries at any date and without duplication, Capital Leases and debt incurred, guaranteed (whether directly or indirectly) or assumed for money borrowed or for the deferred (for sixty days or more) purchase price of property or services purchased, excluding accounts payable (other than for borrowed money), deferred compensation payable to current or former employees and other accrued expenses incurred in the ordinary course of business if the same are not overdue in a material amount or are being contested in good faith and by appropriate proceedings.
Debt shall include all obligations of the Borrower or any of its Subsidiaries pursuant to Derivative Agreements entered into in the ordinary course of business for the purpose of mitigating risk.

     "Default" means any of the events specified in Section 11.1 which, with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

     "Derivative Agreement" means any agreement with respect to any exchange-traded or over-the-counter transaction, contract, instrument, security, obligation or undertaking of whatever nature that constitutes (in whole or in part) a forward, future, option, swap, cap, collar, floor or combination thereof, or anything similar to any of the foregoing, whether for physical delivery or cash settlement, which is entered into for the purpose of mitigating risk in connection with a commodity price or index.

     "Dispute" means any dispute, claim or controversy arising out of, connected with or relating to this Agreement.

     "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

     "EBITDA" means, for any period, (a) Net Income of the Borrower and its Subsidiaries on a Consolidated basis for such period, plus (b) the sum of the following for such period to the extent deducted in the determination of Net Income: (i) Interest Expense, (ii) income and franchise taxes, and (iii) amortization, depreciation and other non-cash charges (including amortization of good will and other intangible assets).

     "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Term Lender hereunder, a Person that is at the time of such assignment (a) a bank having combined capital and surplus in excess of $500,000,000 and whose senior debt is rated BBB or higher by Standard & Poor's Ratings Group (or has a comparable rating from another rating agency), (b) a finance company, insurance company or other financial entity which does or can extend credit of the type extended hereunder, that has total assets in excess of $500,000,000 and whose senior debt is rated BBB or higher by Standard & Poor's Ratings Group (or has a comparable rating from another rating agency), (c) already a Term Lender hereunder (whether as an original party to this Agreement or as the assignee of another Term Lender), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Term Lender, or (e) any other Person that has been approved in writing as an Eligible Assignee by the Agent, which approval shall not be unreasonably withheld, provided, that for purposes of this clause (e), if such Person is a direct competitor of the Borrower, such Person must also be approved in writing as an Eligible Assignee by the Borrower.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

     "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et. seq.) , the Hazardous Material Transportation Act (49 U.S.C. Section 331 et. seq.) , the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et. seq.) , the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.) , the Clean Air Act (42 U.S.C. Section 7401 et. seq.) , the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Safe Drinking Water Act (42 U.S.C. Section 300, et. seq.), and the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the rules and regulations promulgated under each of these statutes, each as amended or modified from time to time.

     "ERISA" means the Employee Retirement Income Security Act of
1974, and the rules and regulations thereunder, each as amended or modified from time to time.

     "ERISA Affiliate" means any Person who, together with the Borrower, is treated as a single employer within the meaning of
Section 414 (b), (c), (m) or (o) of the Code or Section 4001(b) of
ERISA.

     "Event of Default" means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

     "Extension Criteria" means that at the time of any request by the Borrower to extend the Non-Default Maturity Date of the Term Loan in accordance with Section 2.1 (b) of this Agreement and as of the Extension Date that: (i) there exists no Default or Event of Default under the Agreement; (ii) at all times prior to the Extension Date there has not occurred any Default or Event of Default which has not been cured or been waived in writing by the Agent, on behalf of the Term Lenders during the applicable cure period, if any; (iii) the Borrower shall have simultaneously extended the maturity date of the Note Obligations as provided in the Note Agreement; and (iv) the Borrower shall have paid the Extension Fee.

     "Extension Fee" means, in the event that the Borrower elects to exercise the Term Loan Extension Option, a fee payable to the Agent for the ratable benefit of the Term Lenders on or prior to the Extension Date equal to one percent (1%) of the principal balance outstanding under the Term Loan as of the Extension Date.

     "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.
                                       14
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     "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

     "First Union" means First Union National Bank, a national banking association, and its successors and assigns.

     "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on the Saturday closest to June 30. For purposes of determining any fiscal quarter hereunder: (a "Fiscal Quarter")
(a) the first fiscal quarter ("First Fiscal Quarter") of any Fiscal Year (the "Current Year") shall end thirteen (13) weeks after the end of the preceding Fiscal Year (the "Prior Year"); (b) the second fiscal quarter ("Second Fiscal Quarter") of the Current Year shall end twenty-six (26) weeks after the end of the Prior Year; (c) the third fiscal quarter ("Third Fiscal Quarter") of the Current Year shall end thirty-nine (39) weeks after the end of the Prior Year; and (d) the fourth fiscal quarter ("Fourth Fiscal Quarter") of the Current Year shall end on the last day of the Current Year. For purposes of determining any fiscal month-end hereunder (a "Fiscal Month"), any Fiscal Month shall end on the Saturday closest to the last day of such month.

     "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

     "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Hazardous Materials" means any substances or materials: (a) defined as hazardous substances in the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended, 42 U.S.C.
Section 9601, et seq. or in regulations issued thereunder; (b) defined as hazardous wastes in the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901, et seq. or in regulations issued thereunder; (c) defined as toxic substances in the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., or in regulations issued thereunder; or (d) animal wastes.

     "Intercreditor Agreement" means that certain Collateral Agency and Intercreditor Agreement dated as of the Closing Date by and among the Term Lenders and the other parties thereto.

     "Interest Expense" means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including without limitation interest expense attributable to Capital Leases) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis in accordance with GAAP.

     "Interest Rate Protection Agreements" means any interest rate or currency hedging agreement or arrangement approved by the Agent (such approval not to be unreasonably withheld) entered into by the Borrower and designed to protect against fluctuations in interest rates.

     "Leased Real Property" shall mean real property owned by the Borrower and leased to one or more Persons as more fully set forth on
Schedule 6.1(s).

     "L/C Obligations" means at any time, an amount equal to the sum of: (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit; and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5 of the Revolving Credit Agreement.

     "Lenders" means the collective reference to the Revolving Credit Lenders, the Term Lenders, and the Note Lenders.

     "Lending Office" means, with respect to any Term Lender, the office of such Term Lender maintaining such Term Lender's Term Loan.

     "Letters of Credit" shall have the meaning assigned thereto in
Section 3.1(a) of the Revolving Credit Agreement.

     "Leverage Ratio" shall mean, as of the close of any Fiscal
Quarter, Total Debt divided by the Borrower's Consolidated cumulative four quarter EBITDA ending with the close of such Fiscal Quarter.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset, other than an asset which the Borrower holds as the lessee under a lease which is not a Capital Lease.

     "Limited Grower Payable Liens" means any lien arising in favor of any Approved Contract Grower with respect to any inventory or other property owned by the Borrower under the Packers and Stockyards Act, Va. Code Section 43-32, and/or other comparable state statutes, unless such liens arise in connection with accounts payable over fifteen (15) days past due and have an aggregate value in excess of $1,500,000.

     "Loan" means any Revolving Loan, the Term Loan, and all Revolving Loans and the Term Loan collectively as the context requires.

     "Loan Documents" means, collectively, this Agreement, the Revolving Credit Agreement, the Notes, the Applications, the Security Documents, the Lockbox Agreement, the Warrant Agreement, the Intercreditor Agreement, any Derivative Agreement executed by any Term Lender, and each other document, instrument and agreement executed and delivered by the Borrower, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended or modified from time to time.

     "Lock Box Agreement" shall mean an agreement or agreements between the Borrower and any one or more of the Revolving Credit
Lenders, as required under the Revolving Credit Agreement, together with all amendments, modifications, exhibits and schedules thereto may be in effect from time to time.

     "Mandatory Prepayment Net Proceeds" means, collectively, the
Asset Sale Net Proceeds, New Equity Net Proceeds, Subordinated Debt Net Proceeds, and Miscellaneous Asset Sale Net Proceeds.

     "Material Adverse Effect" means, with respect to the Borrower, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of the Borrower, taken as a whole, or the ability of the Borrower, taken as a whole, to perform its obligations under the Loan Documents or Material Contracts, to which it is a party.

     "Material Contract" means: (a) any contract or other agreement, instrument, lease or other evidence of understanding, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount per annum in excess of $2,000,000; or (b) any other contract or other agreement, instrument, lease or other evidence of understanding, written or oral, of the Borrower or any of its Subsidiaries, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     "Mortgages" mean, collectively, those Mortgages and Deeds of Trust executed and delivered to or for the benefit of the Term Lenders as of the Closing Date.

     "Multiemployer Plan", means a "multiemployer plan" as defined in
Section 4001(a) (3) of ERISA to which the Borrower or any ERISA
Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

     "Net Income" means, with respect to the Borrower and its Subsidiaries for any period, the Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP; provided, that there shall be excluded from Consolidated net income (or loss): (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower has an ownership interest unless received by the Borrower in a cash distribution; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of the Borrower or is merged into or consolidated with the Borrower; and (c) extraordinary items.

     "Net Proceeds" means, with respect to any sale, lease, transfer or other disposition of assets by the Borrower or any of its Subsidiaries, or any issuance by the Borrower or any of its Subsidiaries of any capital stock or other debt or equity securities permitted hereunder, the aggregate amount of cash received for such assets or securities (including, without limitation, any payments received for non-competition covenants, consulting or management fees, and any portion of the amount received evidenced by a seller promissory note or other evidence of Debt), net of (i) amounts reserved, if any, for taxes payable with respect to any such sale (after application of any available losses, credits or other offsets),
(ii) reasonable. and customary transaction costs properly attributable to such transaction and payable by the Borrower or any of its Subsidiaries (other than to an Affiliate) in connection with such sale, lease, transfer or other disposition of assets or issuance of any capital stock or other securities, including, without limitation, commissions and underwriting discounts, and (iii) until actually received by the Borrower or any of its Subsidiaries, any portion of the amount received held in escrow or evidenced by a seller promissory note or non-compete agreement or covenant for which compensation is paid over time. Upon receipt by the Borrower or any of its Subsidiaries of amounts referred to in item (iii) of the preceding sentence, such amounts shall then be deemed to be "Net Proceeds."

     "Net Revenue" means, with respect to the Borrower and its subsidiaries for any period, net revenue for such period determined on a Consolidated basis in accordance with GAAP.

     "1997 Agreement" means the Credit Agreement dated as of January 1, 1997, among WLR, as Borrower, Cassco and Wampler, as guarantors, the lenders thereunder, and the Agent.

     "Non-Default Maturity Date" shall have the meaning set forth below in the definition of "Term Loan Termination Date."

     "Notes" means, collectively, the Revolving Credit Notes and the Term Notes.

     "Note Agreement" means that certain Note Purchase Agreement dated as of the date hereof by and between WLR and various note lenders thereunder.

     "Note Lenders" means, collective, each Person executing the Note Agreement as a lender.

     "Obligations" means, collectively, the Term Loan Obligations and the Revolving Credit Obligations.

     "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

     "Other Taxes" shall have the meaning assigned thereto in Section
4.10 (b) .

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

     "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which: (a) is maintained for employees of the Borrower or any ERISA Affiliates; or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

     "Permitted Liens" shall mean those liens and encumbrances (other than those in favor of the Collateral Agent) permitted pursuant to
Section 10.3

     "Person" means an individual, corporation, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or other entity.

     "Pledge Agreements" means, collectively, the WLR Pledge Agreement and the Wampler Pledge Agreement.

     "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

     "Purchase Money Debt" means any Debt incurred by the Borrower in the ordinary course of business for the purpose of and actually used in acquiring any Capital Asset and such Debt is either (i) held by a seller of such Capital Asset to the Borrower to secure all or part of the purchase price thereof, or (ii) held by a Person who, by making advances to, or incurring an obligation on behalf of, the Borrower gives value to the Borrower to enable the Borrower to acquire rights in or the use of such Capital Asset.

     "Ratable Share" shall have the meaning given to such term in the Intercreditor Agreement.

     "Register" shall have the meaning assigned thereto in Section
13.10(d).

     "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Revolving Credit Lender pursuant to Section
3.5 of the Revolving Credit Agreement.

     "Required Term Lenders" means, at any date, any combination of holders of at least seventy five percent (75%) of the aggregate unpaid principal amount of the Term Notes, or if no amounts are outstanding under the Term Notes, any combination of Term Lenders whose Term Loan Percentages aggregate at least seventy five percent (75%).

     "Revolving Credit Agreement" means the Revolving Credit Agreement dated as of the date hereof by and among the Agent, the Revolving
Credit Lenders, and the Borrower, as amended or modified from time to time.

     "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II of the Revolving Credit Agreement.

     "Revolving Credit Lenders" means each Person executing the Revolving Credit Agreement as a Revolving Credit Lender and each
Person that hereafter becomes a Revolving Credit Lender.

     "Revolving Credit Notes" means the separate Revolving Credit Notes made by the Borrower payable to the order of each Revolving Credit Lender, substantially in the form of Exhibit "A" hereto, evidencing the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

     "Revolving Credit Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest (including interest accruing after the filing of any bankruptcy or similar petition) on the Revolving Loans; (b) the L/C Obligations; (c) all payment and other obligations owing by the Borrower to any Revolving Credit Lender or the Agent under any Derivative Agreement as permitted pursuant to Section 10.3(h); and (d) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Revolving Credit Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, under the Loan Documents, except to the extent such obligations arise solely under the Term Loan Agreement and the Term Notes.

     "Revolving Loan" means any Loan made to the Borrower pursuant to
Section 2.1 of the Revolving Credit Agreement.

     "Security" means any funds, agreements, property, rights or interests of any nature whatsoever, guaranties of and any subordination and/or standby agreements related to the obligations which have been or hereafter are mortgaged, pledged, assigned, transferred, executed or delivered, directly or indirectly, to the Collateral Agent, any Revolving Credit Lender and/or any Term Lender as security for or guaranty of the payment or performance of any Obligation.

     "Security Agreement" means the Security Agreement by the Borrower in favor of the Collateral Agent for the benefit of the Lenders, as amended, restated, modified or otherwise supplemented.

     "Security Documents" means the collective reference to the Security Agreement, the Pledge Agreements, the Mortgages, the

Trademark Assignment, the Valley Rail Assignment, the Intercreditor Agreement and each other agreement or writing, if any, pursuant to which the Borrower or any Subsidiary thereof pledges or grants a security interest, lien, mortgage, encumbrance or charge in any property or assets securing the Obligations.

     "Solvent" means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not reasonably believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

     "Subsidiary" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

     "Tangible Net Worth" means the Consolidated net worth of the Borrower and its Subsidiaries determined without taking into account goodwill, trademarks, trade names, copyrights, franchise rights and other assets of a similar nature (with the exception of loan closing or similar costs required to be capitalized).

     "Taxes" shall have the meaning assigned thereto in Section
4.7(a).

     "Term Lender" means each Person executing this Agreement as a Term Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Term Lender pursuant to Section 13.10.

     "Term Loan" means, as to any individual Term Lender at any time, an amount equal to the aggregate principal amount of the Term Loan made by such Term Lender then outstanding, and, as to the Term Lenders collectively at any time, the amount equal to the aggregate principal amount of all Term Loans made by all Term Lenders then outstanding.

     "Term Loan Extension Option" means the option of the Borrower as set forth in Section 2.1(b) hereof to extend the Non-Default Maturity Date for a one year period.

     "Term Loan Percentage" means, as to any Term Lender at any time, the ratio of (a) the amount of the Term Loan of such Term Lender to
(b) the Aggregate Term Loans of all of the Term Lenders, expressed as a percentage.

     "Term Loan Termination Date" means the earlier of: (a) January 1, 2000, or, if the Borrower exercises the Term Loan Extension Option, January 1, 2001 (as the case may be, the "Non-Default Maturity Date");
(b) the date of the indefeasible payment in full of the Term Loan by the Borrower; or (c) the date upon which any one or more Events of Default shall have occurred.

     "Term Notes" means the separate Notes made by the Borrower payable to the order of each Term Lender, substantially in the form of Exhibit "B" hereto, evidencing the Term Loan, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

     "Term Loan Obligations" means, in each case, whether now in existence or hereafter arising, the principal of and interest on the Term Loan and all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations (including all payment and other obligations owing by the Borrower to any Term Lender or the Agent under any Derivative Agreement), obligations, covenants and duties owing by the Borrower to the Term Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, under the Loan Documents, except to the extent such obligations arise solely under the Revolving Credit Agreement and the Revolving Credit Notes.

     "Termination Event" means: (a) a "Reportable Event" described in
Section 4043 of ERISA; or (b) the withdrawal of the Borrower or any ERISA Affiliate from a defined benefit Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or (c) the termination of a defined benefit Pension Plan, the filing of a notice of intent to terminate a defined benefit Pension Plan or the treatment of a defined benefit Pension Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or (e) any other event or condition which would constitute grounds under Section

4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (g) the imposition of a Lien pursuant to
Section 412 of the Code or Section 302 of ERISA; or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

     "Total Debt" means, with respect to the Borrower and its Subsidiaries at any date of determination and without duplication, all Debt of the Borrower and its Subsidiaries on a Consolidated basis. Total Debt shall not include any Debt under a Derivative Agreement.

     "Trademark Assignment" means, collectively the Assignment of Trademarks by WLR in favor of the Collateral Agent for the ratable benefit of the Lenders, as amended, restated, modified, or otherwise supplemented.

     "UCC" means the Uniform Commercial Code as in effect in the State of New York.

     "United States" means the United States of America.

     "Valley Rail Assignment" means that Assignment of Partnership Interest executed by Valley Rail in favor of the Collateral Agent for the ratable benefit of the Lenders.

     "Wampler Pledge Agreement" means the Pledge Agreement executed by Wampler, as pledgor, in favor of the Collateral Agent, for the ratable benefit of the Lenders, as amended, restated, modified, or otherwise supplemented.

     "Warrant Agreement" means collectively the Warrant Holders Agreement and the Warrant each dated as of the Closing Date executed by WLR, in favor of the Collateral Agent for ratable benefit of the Lenders, as amended, restated, modified or otherwise supplemented.

     "Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

     "WLR Pledge Agreement" means the Pledge Agreement executed by WLR, as Pledgor, in favor of the Collateral Agent for ratable benefit of the Lenders, as amended, restated, modified or otherwise supplemented.

     SECTION 1.2 General. All terms of an accounting nature not specifically defined herein shall have the meaning assigned thereto by GAAP. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

     SECTION 1.3    Other Definitions and Provisions.

     (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Revolving Credit Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

     (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.


                              ARTICLE II

                          TERM LOAN FACILITY

     SECTION 2.1    Term Loan.

     (a) Generally. Subject to the terms and conditions of this Agreement, each Term Lender severally agrees to make a Term Loan to the Borrower as of the Closing Date through the Term Loan Termination Date in an original principal amount equal to the amount set forth in the Term Note attributable to such Term Lender.

     (b) Term Loan Extension Option. As of June 30, 1999 (the "Extension Date"), the Borrower may elect to extend the Non-Default Maturity date of the Term Loan from January 1, 2000 to January 1, 2001 (the "Term Loan Extension Option"); provided that on and at all times prior to the Extension Date, the Borrower is in compliance with the Extension Criteria. The Borrower shall provide the Lenders with written notification of its intention to exercise the Extension Option prior to the Extension Date.

     SECTION 2.2 Term Loan Principal Classification. The Term Loan shall be established solely by a partial reclassification and restructure of each Term Lender's Loans under the 1997 Agreement.
Neither the Agent nor any of the Term Lenders will be required to advance new funds to the Borrower for the Term Loan under this Agreement.

     SECTION 2.3 Repayment of Term Loan. Beginning on March 31, 1999, and continuing on the last day of each calendar quarter thereafter (that is, each June 30, September 30, December 31, and March 31 thereafter), the Borrower will pay principal under the Term Loan in an amount equal to $989,902.50 (a "Mandatory Term Loan Principal Payment"), provided that any Mandatory Prepayment Net Proceeds received by the Term Lenders shall be applied to reduce Mandatory Term Loan Principal Payments in the order of maturity. The Borrower will submit all Mandatory Term Loan Principal Payments to the Agent for the ratable benefit of the Term Lenders. The Borrower shall pay interest on the Term Loan in accordance with Section 4.1. If not sooner paid, the entire amount of the Term Loan Obligations will be immediately due and payable to the Agent upon the occurrence of the Term Loan Termination Date.

     SECTION 2.4    Optional Prepayments of Term Loan.

     (a) Optional Prepayments. The Borrower may at any time and from time to time prepay the Term Loan, in whole or in part, upon at least one (1) Business Day's irrevocable notice in the form attached hereto as Exhibit "C." Upon receipt of such notice, the Agent shall promptly notify each Term Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof

     (b)  Manner of Application.  Each prepayment under this Section
2.4 shall be applied to the principal installments due on the Term Loan on a pro rata basis according to the Term Loan Percentage of each Term Lender and in the inverse order of maturity.

     SECTION 2.5 Term Notes. The obligation of the Borrower to repay the Term Loan made by each Term Lender shall be evidenced by a Term
Note in the form attached hereto as Exhibit "B," payable to the order of such Term Lender. Each Term Note issued on the Closing Date shall be dated the Closing Date and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

     SECTION 2.6 Termination of Term Loan. The Term Loan shall terminate on the earlier of (i) the Term Loan Termination Date; or
(ii) the date of termination, whether automatically or by the Agent on behalf of the Term Lenders, pursuant to Section 11.2 (a).

     SECTION 2.7 Use of Proceeds. The Borrower acknowledges and agrees that the principal amount of the Term Loan as of the Closing Date represents a restructuring of amounts outstanding under the 1997 Agreement. No Term Lender shall be required to make any advance to the Borrower on account of the Term Loan. To the extent that any principal amount restructured hereunder constitutes a LIBOR Loan (as defined in the 1997 Agreement), such LIBOR Loan shall be deemed converted to a Base Rate Loan as of the Closing Date. The Borrower shall not be required to pay any Term Lender any amount pursuant to
Section 4.8 of the 1997 Agreement by reason of the payment or prepayment of a LIBOR Rate Loan (as defined in the 1997 Agreement) on a date other than the last day of an Interest Period (as defined in the 1997 Agreement).


                              ARTICLE III
[RESERVED]




                              ARTICLE IV

                        GENERAL LOAN PROVISIONS

     SECTION 4.1    Interest.

     (a) Interest Rate. The aggregate principal balance of the Term Notes or any portion thereof shall earn interest at the Base Rate plus the Applicable Margin as set forth below.

     (b)  Applicable Margin.  The Applicable Margin provided for in
Section 4.1(a) with respect to the Term Loan (the "Applicable Margin") shall be as follows:

           (i) as of and at all times following the Closing Date unless modified pursuant to subparagraph (B) hereof, the Base Rate plus two and one-fourths percent (2-1/4%);

          (ii) if the Borrower shall have delivered its quarterly Financial Statements as of September 26, 1998 to the Agent and the Agent shall have confirmed that the Borrower is in compliance with the Loan Documents, for each Fiscal Quarter thereafter beginning with the First Fiscal Quarter of 1999, determined by reference to the Leverage

Ratio and the Coverage Ratio as of the end of the Fiscal Quarter immediately preceding the delivery of the Applicable Officer's compliance certificate, in accordance with the following pricing matrix:

     Leverage Ratio           Coverage Ratio      Base Rate +
greater than or equal       less than or equal        2.25%
to 5.0 to 1.00              to 2.25 to 1.00

less than 5.00 to 1.00      greater than 2.25 to      1.50%
but equal to or greater     but less than or
than 4.00 to 1.00 1.00      equal to 3.00 to 1.00

less than 4.0 to 1.00      greater than 3.00 to 1.00   0.75%

Adjustments, if any, in the Applicable Margin shall be made by the Agent on the tenth (10th) Business Day after receipt by the Agent of quarterly financial statements for the Borrower and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio and Coverage Ratio of the Borrower as of the most recent Fiscal Quarter end. Subject to Section 4.1(c), in the event the Borrower fails to deliver such financial statements and certificate within the time required by Section 7.1(a) hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate.

     (c) Default Rate. Upon the occurrence and during the continuance of an Event of Default, the Term Loan shall bear interest at a rate per annum equal to the Base Rate plus four and one-fourths percent (4-1/4%) (the "Default Rate"). Default Rate interest shall continue to accrue on the Term Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     (d) Interest Payment and Computation. Interest on the Term Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing on the last Business Day of the calendar quarter in which the Closing Date occurs. All interest, fees and commissions provided hereunder shall be computed on the basis of a 365/366-day year and the actual number of days elapsed.

     (e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Term Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Term Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Term Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Term Lenders shall at the Agent's option promptly refund to the Borrower any interest received by Term Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Term Loan Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Agent nor any Term Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

     SECTION 4.2    Amendment and Agency Fees.

     (a) Amendment Fee. In order to compensate the Agent and the Term Lenders for restructuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Agent, for the account of the Term Lenders, a non-refundable amendment fee (the "Amendment Fee") in an amount equal to one percent (1%) of each Term Lender's Term Loan payable in full on the Closing Date.

     (b) Agent's Other Fees. The Borrower shall pay to the Agent, for its account, the fees set forth in the separate fee letter agreement executed by the Borrower and the Agent pertaining to the Loan Documents.

     SECTION 4.3 Manner of Payment. Each payment (including repayments described in Article II) by the Borrower on account of the principal of or interest on the Term Loan or of any fee, commission or other amounts payable to the Term Lenders under this Agreement or any Term Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Agent for the account of the Term Lenders pro rata in accordance with their respective Term Loan Percentages (except as otherwise explicitly provided herein with respect to fees) at the Agent's Office, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall credit each Term Lender's account with its pro rata share of such payment in accordance with such Term Lender's Term Loan Percentage (except as otherwise explicitly provided herein with respect to fees) and shall wire advice of the amount of such credit to each Term Lender.

     SECTION 4.4 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the obligations when due and the Term Loan Obligations have been accelerated pursuant to
Section 11.2, all payments received by the Term Lenders upon the Term Notes and the other Term Loan Obligations and all net proceeds from the enforcement of the obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Agent's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Term Notes, with any Term Lender pro rata in accordance with all such amounts due, then to the principal amount of the Term Notes.

     SECTION 4.5    [RESERVED]

     SECTION 4.6 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Term Lender or any corporation controlling such Term Lender as a consequence of, or with reference to the Term Loan, below the rate which the Term Lender or such other corporation could have achieved but for such introduction, change or compliance, then within fifteen
(15) Business Days after written demand by any such Term Lender, the Borrower shall pay to such Term Lender from time to time as specified by such Term Lender additional amounts sufficient to compensate such Term Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Agent by such Term Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

     SECTION 4.7    Taxes.

     (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Term Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Term Lender and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Term Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Term Lender, income and franchise taxes imposed by the jurisdiction of such Term Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Term Note to any Term Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.7(a)) such Term Lender or the Agent

(as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in this Section.

     (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Term Loan, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

     (c) Indemnity. The Borrower shall indemnify each Term Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Term Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty
(30) days from the date such Term Lender or the Agent (as the case may be) makes written demand therefor.

     (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

     (e) Delivery of Tax Forms. Each Term Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Term Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Term Lender further agrees to deliver to the Borrower, with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Term Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Term Lender notifies the Borrower and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

     (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.7 shall survive the payment in full of the Obligations and the termination of the Term Loan.

     SECTION 4.8    Mandatory Prepayments.

     (a) Asset Sales. Within two (2) Business Days after the consummation by the Borrower or any Subsidiary of any Asset Sale, the Borrower shall apply ninety percent (90%) of the Net Proceeds realized from such Asset Sale to permanently reduce the Term Loan Obligations, the Note Obligations, and the Revolving Credit Obligations by forwarding such Net Proceeds (the "Asset Sale Net Proceeds") to the Agent and the Note Lenders in the respective percentages as set forth in Section 7(e) of the Intercreditor Agreement; provided that if no Event of Default has occurred under this Agreement as of the date such Net Proceeds are made available, the Borrower may apply the first twelve million dollars ($12,000,000) in Net Proceeds generated from Asset Sales, reduced by the Net Proceeds applied from Miscellaneous Asset Sales, to either: (i) its bona fide costs and expenses actually incurred in connection with the conversion of its Marshville Facility (collectively, "Marshville Conversion Expenses"); or (ii) if at any time on or before November 30, 1998, no such expenses have been incurred or are outstanding and no Event of Default has occurred, then to the projected Marshville Conversion Expenses pursuant to the financial projections provided to the Agent on February 4, 1998, provided that if on November 30, 1998, any funds are held in reserve pursuant to this subsection (ii), then such funds will be released to the Agent and the Note Lenders for distribution in accordance with the Intercreditor Agreement. The Borrower shall provide to the Agent an accounting of the Marshville Conversion Expenses at the time of such application certified as true and correct by the Chief Financial Officer of the Borrower.

     (b) New Equity. Within two (2) Business Days after the consummation of any issuance by the Borrower or any of its Subsidiaries of any capital stock or other equity securities (as the case may be, a "New Equity Issue"), the Borrower shall apply an amount equal to fifty percent (50%) of the Net Proceeds of such New Equity Issue to permanently reduce the Term Loan Obligations, the Note Obligations, and the Revolving Credit Obligations by forwarding such Net Proceeds (the "New Equity Net Proceeds") to the Agent and the Note Lenders in the respective percentages as set forth in Section 7(e) of the Intercreditor Agreement, provided that the Borrower's existing stock incentive programs, as more fully described in Schedule 4.8(b) hereof, to the extent limited to aggregate equity values of $2,000,000 or less on an annual basis, shall not constitute a New Equity Issue for purposes hereof.

     (c) New Subordinated Debt. Within two (2) Business Days after the consummation of any transaction pursuant to which the Borrower or any subsidiary obtains unsecured Debt subordinated to the prior payment and performance of the Borrower's Obligations to the Revolving Credit Lenders, the Term Lenders, and the Note Lenders and on terms satisfactory to the Agent (as the case may be, an "Approved Subordinated Debt Transaction"), the Borrower shall apply an amount equal to one hundred percent (100%) of the Net Proceeds of such Approved Subordinated Debt Transaction to permanently reduce the Term Loan Obligations, the Revolving Credit Obligations, and the Note Obligations by forwarding such Net Proceeds (the "Subordinated Debt Net Proceeds") to the Agent and the Note Lenders in the respective percentages as set forth in Section 7(e) of the Intercreditor Agreement.

     SECTION 4.9 Approved Miscellaneous Asset Sales. From and after the Closing Date, the Borrower may, without the prior consent of the Agent or any Term Lender, consummate any Approved Miscellaneous Asset Sale, provided that the full amount of all Approved Miscellaneous Asset Sales shall be applied to reduce dollar for dollar the $12,000,000 allowance for the Marshville Conversion Expenses and further provided that if on the date any Net Proceeds from Miscellaneous Asset Sales are made available, the Marshville Conversion Expenses have been fully credited, the Borrower shall apply ninety percent (90%) of the balance of such Miscellaneous Asset Sale Net Proceeds to permanently reduce the Term Loan Obligations, the Revolving Credit Obligations and the Note Obligations, by forwarding such Net Proceeds (the "Miscellaneous Asset Sale Net Proceeds") to the Agent and the Note Lenders in the respective percentages as set forth in Section 7(e) of the Intercreditor Agreement.

                               ARTICLE V

             CLOSING;  CONDITIONS OF CLOSING AND BORROWING

     SECTION 5.1 Closing. The closing shall take place at the offices of Duane, Morris & Heckscher LLP at 2:00 p.m. on February 25, 1998, or on such other date as the parties hereto shall mutually agree.

     SECTION 5.2 Conditions to Closing and Initial Term Loan. The obligation of the Term Lenders to close this Agreement and to make the Term Loan is subject to the satisfaction of each of the following conditions:

     (a) Executed Loan Documents. This Agreement, the Term Notes and each of the other Loan Documents shall have been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Agent.

     (b)  Closing Certificates; etc.

          (i) Officer's Certificate of Borrower. The Agent shall have received a certificate from the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.

          (ii) Certificate of Secretary of the Borrower. The Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying that attached thereto is a true and complete copy of the articles of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the bylaws of the Borrower as in Effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party.

          (iii) Certificates of Good Standing. The Agent shall have received long form certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization and each other jurisdiction where the Borrower is qualified to do business.

          (iv) Opinions of Counsel. The Agent shall have received favorable opinions of counsel to the Borrower addressed to the Agent and the Term Lenders with respect to the Borrower, the Loan Documents and such other matters as the Term Lenders shall request.

          (v) Tax Forms. The Agent shall have received copies of the United States Internal Revenue Service forms required by Section
4.7(e) hereof.

     (c)  Consents; No Adverse Change.

          (i) Governmental and Third Party Approvals. All necessary material approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained.

          (ii) Permits and Licenses. All material permits and licenses, including permits and licenses required under Applicable Laws, necessary to the conduct of business by the Borrower and its Subsidiaries shall have been obtained.

          (iii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

          (iv) No Material Adverse Change. There shall not have occurred any material adverse change in the business, condition (financial or otherwise), operations, or properties of the Borrower taken as a whole, or any event, condition or state of facts that will or could be reasonably expected to have a Material Adverse Effect, since June 28, 1997 except as disclosed in the Borrower's unaudited quarterly financial statements dated as of December 27, 1997.

          (v) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

     (d)  Financial Matters.

          (i) Financial Statements. The Agent shall have received the most recent audited consolidated and consolidating financial statements of the Borrower and its Subsidiaries and the quarterly unaudited financial statements of the Borrower as of December 27, 1997, all in form and substance satisfactory to the Agent.

          (ii) Financial Condition Certificate. The Borrower shall have delivered to the Agent a certificate, in form and substance satisfactory to the Agent, and certified as accurate in all respects by the chief executive officer or chief financial officer of the Borrower, that the Borrower and each of its Subsidiaries are each Solvent.

          (iii) Payment at Closing; Fee Letters. There shall have been paid by the Borrower to the Agent and the Term Lenders the fees set forth or referenced in Section 4.2 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents. The Agent shall have received duly authorized and executed copies of the fee letter agreement referred to in Section 4.2.

     (e)  Miscellaneous.

          (i) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Term Lenders. The Term Lenders shall have received copies of all other instruments and other evidence as the Term Lenders may reasonably request in form and substance satisfactory to the Term Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

          (ii) Due Diligence and Other Documents. The Borrower shall have delivered to the Agent such other documents, certificates and opinions as the Agent reasonably requests, certified by a secretary or assistant secretary of the Borrower as a true and correct copy thereof.

                                    ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF THE BORROWER

     SECTION 6.1 Representations and Warranties. To induce the Agent to enter into this Agreement and the Term Lenders to make the Term Loan, the Borrower hereby represents and warrants to the Agent and Term Lenders that:

     (a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction (other than a jurisdiction in which the failure to so qualify would not have a Material Adverse Effect) in which the character of its properties or the nature of its business requires such qualification and authorization. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business are described on Schedule 6.1(a).

     (b)  Ownership.  Each Subsidiary of the Borrower is listed on
Schedule 6.1(b). The capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each are described on Schedule 6.1(b). There are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described on Schedule 6.1(b).

     (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debt or relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby, do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

     (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all material Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding; and (ii) is in compliance in all material respects with each Governmental Approval applicable to it and in compliance in all material respects with all other Applicable Laws relating to it or any of its respective properties.

     (f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed (other than returns the failure of which to be filed would not result in a Material Adverse Effect), and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than taxes, assessments, charges and levies the failure of which to be paid would not result in a Material Adverse Effect). Except as set forth on Schedule 6.1(f), no Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the

Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

     (g) Copyright Matters. The Borrower and its Subsidiaries have recorded or deposited with and paid to the United States Copyright Offices, and the Register of Copyrights all notices, statements of account, royalty fees and other documents and instruments required under the United States Copyright Act, and neither the Borrower nor any Subsidiary thereof is liable to any Person for copyright infringement under the United States Copyright Act as a result of its business operations.

     (h) Franchises, Licenses, Patents and Trademarks. Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business, and all such franchises, licenses, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights are described on Schedule 6.1(h). No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights.

     (i)  Environmental Matters.

          (i) The properties of the Borrower and its Subsidiaries, to their knowledge, do not contain and have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a material violation of, or (B) could give rise to material liability under, applicable Environmental Laws;

          (ii) To the knowledge of the Borrower and its Subsidiaries,
(A) such properties and all operations conducted in connection therewith are in compliance in all material respects, and have been in compliance in all material respects, with all applicable Environmental Laws, and (B) there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair in a material amount the fair saleable value of any property which would have a material saleable value in the absence of such contamination;

          (iii) Neither the Borrower nor any Subsidiary thereof has received any notice of any material violation, alleged material violation, material noncompliance, material liability or potential material liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

          (iv) To the knowledge of the Borrower and its Subsidiaries,
(A) Hazardous Materials have not been transported or disposed of from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws, and (B) no Hazardous Materials have been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws;

          (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a party with respect to such properties or operations conducted in connection therewith which, if decided adversely to the Borrower or a Subsidiary, might have a material adverse effect upon the Borrower or a Subsidiary, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations which involve a material liability of the Borrower or any Subsidiary; and

          (vi) To the Borrower's knowledge, there has been no release, or the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to material liability under Environmental Laws.

     (j)  ERISA.

          (i) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans which are defined benefit plans or welfare plans providing post-retirement medical benefits, other than those identified on Schedule 6.1(j);

          (ii) the Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under
Section 501(a) of the Code. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

          (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by
Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under
Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under election 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

          (iv) Neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code; (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid;
(C) failed to make a required contribution or payment to a Multiemployer Plan; or (D) failed to make a required installment or other required payment under Section 412 of the Code;

          (v) No Termination Event has occurred or is reasonably expected to occur; and

          (vi) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(i) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

     (k) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of the Term Loan will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be, inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

     (l) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended), and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

     (m) Material Contracts. Each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.

     (n)  Employee Relations.   Except as set forth on Schedule
6.1(n), the Borrower is not party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees. Each of the Borrower and its Subsidiaries has a stable work force in place. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

     (o) Burdensome Provisions. Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

     (p) Financial Statements. The Consolidated and consolidating audited financial statements of the Borrower and its subsidiaries dated June 28, 1997 and the Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of December 27, 1997 and the related statements of income and retained earnings and cash flows for the periods then ended, copies of which have been furnished to the Agent and each Term Lender, fairly present the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

     (q) No Material Adverse Change. Since June 28, 1997, except as disclosed in the Borrower's unaudited quarterly financial statements dated as of December 27, 1997, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, including, but not limited to, any material adverse change resulting from any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance).

     (r) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

     (s) Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(p). Any real property owned by the Borrower that is currently subject to any lease is listed together with a description of all such leases in Schedule 6.1(s).

     (t) Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 10.3. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 10.3 hereof or signed with respect to leases other than Capital Leases and except for Liens in favor of the Agent for the benefit of the Term Lenders.

     (u) Debt and Contingent Obligations. Except with respect to the 1997 Credit Agreement and any noteholder agreement which is superseded as of the Closing Date, the Borrower and its Subsidiaries have performed and are in compliance in all material respects with all of the terms of their Debt and Contingent Obligations and all instruments and agreements relating thereto, and no default or event of default which has not been waived, or event or condition which with notice or lapse of time or both would constitute such a default or event of default, on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Contingent Obligation.

     (v) Litigation. Except as set forth on Schedule 6.1(v), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority in which a decision adverse to the Borrower or such Subsidiary can reasonably be expected to have a Material Adverse Effect.

     (w) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default which has not been waived, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default, which has not been waived, by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

     (x) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Term Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Agent or the Term Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the credit worthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

     (y) Rockingham Subsidiaries. Rockingham Poultry, Inc. is not an active corporate entity and does not own or otherwise hold any assets. Rockingham Poultry, Inc. (VI) holds only one asset consisting of a bank account at Banco Popular (Puerto Rico) in the name of Rockingham Poultry, Inc. (VI) (the "RVI Account") which RVI Account shall at no time contain an amount more than $15,000.

     (z) WLR Common Stock. As of the date hereof, there are 16,335,058 shares of the Common Stock, no par value, of WLR issued and outstanding. Except as set forth on Schedule 6.1(z) attached hereto:
(a) there are no outstanding options, warrants or other rights to acquire shares of WLR Common Stock, whether or not presently exercisable; (b) there are no outstanding securities convertible into shares of WLR Common Stock, whether or not presently convertible; and
(c) there are no understandings, agreements or commitments with respect to the issuance of any such securities.

     SECTION 6.2 Survival of Representations and Warranties Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Term Lenders or any borrowing hereunder.


                              ARTICLE VII

                   FINANCIAL INFORMATION AND NOTICES

     Until all the Obligations have been finally and indefeasibly paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower will furnish or cause to be furnished to the Agent at the Agent's Office (with copies for each Term Lender) and the Agent at its address set forth in Section
13.1 hereof, or such other office as may be designated by the Agent from time to time:

     SECTION 7.1    Financial Statements and Projections.

     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter in the form as attached as Exhibit "D," an unaudited Consolidated and consolidating statement of income for the fiscal quarter then ended and that portion of the Fiscal Year then ended and an unaudited Consolidated and consolidating statement of cash flows for that portion of the Fiscal Year then ended, including the notes, if any, thereto all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the period and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

     (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated and unaudited consolidating statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and certified by an independent certified public accounting firm acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

     (c) Monthly Financial Statements. As soon as practicable and in any event within thirty days after the end of each calendar month, such financial information as may be required by written notification to the Borrower from the Agent on or before March 31, 1998.

     (d) SEC Filings. Within three (3) Business Days after their filing with the Securities and Exchange Commission (the "SEC"), copies of the Borrower's 10-K and 10-Q and any other periodic financial statements which the Borrower or any of its Subsidiaries is required to file with the SEC.

     (e) Financial Projections. Within thirty (30) days after each such request, such financial projections for the Borrower and its Subsidiaries as the Agent may from time to time reasonably request.

     (f) Three Year Business Plan. On or before June 1, 1998, a copy of the Borrower's three year business plan (the "Three Year Business Plan") in form and substance satisfactory to the Required Term Lenders and the Agent.

     SECTION 7.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1 (a) or (b) and at such other times as the Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit "E" attached hereto (an "Officer's Compliance Certificate"):

     (a) stating that such officer has reviewed such financial statements and such statements fairly present the financial condition of the Borrower as of the dates indicated and the results of its operations and cash flows for the periods indicated;

     (b) stating that to such officer's knowledge, based on a reasonable examination sufficient to enable him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default or Event of Default; and

     (c) setting forth as at the end of such Fiscal Month, Fiscal Quarter, Fiscal Year, as the case may be, the calculations required to establish whether or not the Borrower and its Subsidiaries were in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period, and with the delivery of the calculations as at the end of any Fiscal Quarter or Fiscal Year the actual Coverage Ratio and Leverage Ratio for purposes of calculating the Applicable Margin for Term Loans.

     SECTION 7.3 Accountants' Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Agent for the benefit of the Term Lenders:

     (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

     (b) including the calculations certified by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period.

     SECTION 7.4    Other Reports.

     (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, excluding any management report and any management responses thereto (which shall nevertheless be made available as provided in Section 8.11); and

     (b) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Agent or any Term Lender may reasonably request, including, without limitation, consolidating financial statements and summary product sales information as provided on company-prepared fact sheets.

     SECTION 7.5 Notice of Litigation and Other Matters. Prompt (but in no event later than five (5) days after the Chief Executive Officer, Chief Financial Officer, or any Vice President of WLR obtains knowledge thereof) telephonic and written notice of:

     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses in which a decision adverse to the Borrower or such Subsidiary can reasonably be expected to have a Material Adverse Effect;

     (b) any notice of any violation (including, without limitation, a violation of Environmental Laws) received by the Borrower or any Subsidiary thereof from any Governmental Authority which violation could reasonably be expected to have a Material Adverse Effect;

     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof, which strike or work action, if continued, can reasonably be expected to have a Material Adverse Effect;

     (d) any attachment, judgment, lien (except Permitted Liens), levy or order exceeding $3,000,000 that may be assessed against the Borrower or any Subsidiary thereof;

     (e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound, and any corrective action which the Borrower or any of its Subsidiaries has taken or proposes to take with respect thereto;

     (f) (i) the establishment of any new Employee Benefit Plan which is a defined benefit plan or a welfare plan providing post-retirement benefits, the commencement of contributions to any such plan to which the Borrower or any ERISA Affiliate was not previously contributing or any increase in the benefits of any such existing Employee Benefit Plan which would increase the projected liability of the Borrower and/or one or more ERISA Affiliates by $1,000,000 or more; (ii) each funding waiver request filed with respect to any Employee Benefit Plan and all communications received or sent by the Borrower or any ERISA Affiliate with respect to such request; (iii) the failure of the Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date; (iv) any Termination Event or "prohibited transaction", as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Employee Benefit Plan or any trust created thereunder which can reasonably be expected to have a Material Adverse Effect, along with a description of the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (v) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code if the failure of such Employee Benefit Plan to be qualified can reasonably be expected to have a Material Adverse Effect (along with a copy thereof); (vi) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (vii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (viii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA; and (ix) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041 (c) of ERISA; and

     (g) any event which makes any of the representations set forth in Section 6.1 inaccurate in any material respect.

     SECTION 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Agent or any Term Lender (other than financial forecasts) whether pursuant to this Article VII or any other provision of this Agreement, or any of the Security Documents, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Agent or any Term Lender complete, true, and accurate knowledge of the subject matter based on the Borrower's knowledge thereof.

                             ARTICLE VIII

                         AFFIRMATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Term Loan terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will, and will cause each of its Subsidiaries to:

     SECTION 8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business; and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which time failure to so qualify would have a Material Adverse Effect.

     SECTION 8.2 Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     SECTION 8.3    Insurance.   Carry at all times with financially
sound and reputable insurance companies which have ratings from A. M. Best & Co. of "A" or higher or are otherwise acceptable to the Agent:
(a) all workers' compensation or similar insurance as may be required under the laws of any jurisdiction; (b) public liability insurance against claims for personal injury, death or property damage suffered upon, in or about any premises occupied by it or occurring as a result of the ownership, maintenance or operation by it of any automobile, truck or other vehicle or as a result of the use of products manufactured, constructed or sold by it, or services rendered by it;
(c) business interruption insurance covering risk of loss as a result of the cessation for all or any part of one year of any substantial part of the business conducted by it; (d) hazard insurance against such other hazards as are usually insured against by business entities of established reputation engaged in like businesses and similarly situated, including, without limitation, fire (flood, if applicable) and extended coverage; and (e) such other insurance as the Agent may from time to time reasonably require, and pay all premiums on the policies for all such insurance when and as they become due and take all other actions necessary to maintain such policies in full force and effect at all times. CIGNA is an acceptable insurer for purposes of this Section unless the Agent, at the request of the Required Term Lenders, notifies the Borrower that CIGNA is unacceptable. The Borrower shall cause each hazard insurance policy to provide, and the insurer issuing each such policy to certify to the Agent, that (a) if such insurance be proposed to be canceled or materially changed for any reason whatsoever, such insurer will promptly notify the Agent and such cancellation or change shall not be effective for 30 days after receipt by the Agent of such notice, unless the effect of such change is to extend or increase coverage under the policy; (b) the Agent, for the benefit of the Term Lenders, shall be named as lender loss payee with respect to personal property and mortgagee with respect to real property; and (c) the Agent will have the right, at its election, to remedy any default in the payment of premiums within 30 days of notice from the insurer of such default. The foregoing covenants regarding insurance are in addition to, and not intended to supersede, those covenants regarding insurance set forth in the Security Documents. In the event and to the extent of any conflict between the provisions of this Agreement and the provisions of the Security Documents regarding the insuring of Collateral, the provisions of the Security Documents with respect thereto shall govern.

     SECTION 8.4    Accounting Methods and Financial Records.
Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

     SECTION 8.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided that the Borrower or such Subsidiary may contest any item described in this Section 8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

     SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all material Governmental
Approvals, in each case applicable to the conduct of its business.

     SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply in all material respects with, and ensure such compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws; and (c) defend, indemnify and hold harmless the Agent and the Term Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the negligence or willful misconduct of the party seeking indemnification therefor.

     SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Employee Benefit Plan; (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan; (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or tax under the Code; (d) furnish to the Agent upon the Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Agent; and (e) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code.

     SECTION 8.9 Compliance With Agreements. Comply in all material respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided that the Borrower or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

     SECTION 8.10 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

     SECTION 8.11 Visits and Inspections. Permit representatives of the Agent or any Term Lender, from time to time, after reasonable notice, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

     SECTION 8.12 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Agent or any Term Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Agent and the Term Lenders their respective rights under this Agreement, the Term Notes and the other Loan Documents.

     SECTION 8.13 Meeting with Term Lenders. Participate in meetings at least twice annually with all Term Lenders wishing to participate therein at a date, time and location satisfactory to the Agent and fully disclose in such meeting the material future business plans of the Borrower and its Subsidiaries.

     SECTION 8.14 Year 2000 Issues. Take all action necessary to assure that the Borrower's computer based systems are able to operate and effectively process data including dates on and after January 1, 2000. At the request of the Agent, the Borrower shall provide the Agent assurance acceptable to the Agent of the Borrower's Year 2000 compatibility.

     SECTION 8.15 Employment of Outside Accountants and Financial Consultants. Employ Ernst & Young LLP or another outside accounting firm and/or financial consulting firm acceptable to the Agent for the purpose of providing consulting and related financial services to the Borrower as more fully described in the work plan attached as Schedule
8.15. The Borrower will continuously employ a chief financial officer and related accounting and financial employees reasonably acceptable to the Agent until the Obligations have been paid in full. For purposes of this Section 8.15, current Chief Financial Officer is acceptable to the Agent as chief financial officer of the Borrower.
If the Borrower fails to employ continuously a chief financial officer and related accounting and financial employees reasonably acceptable to the Agent, the Borrower will employ an outside accounting and/or financial consulting firm acceptable to the Agent to perform such tasks as the Agent may designate. If the Borrower wishes to terminate the accounting firm and/or financial consulting firm which is performing the services described in the work plan attached as
Schedule 8.15 prior to its completion, the Borrower must obtain the prior written consent of the Agent.

     For purposes of computing EBITDA under the financial covenants contained in Article IX of this Agreement and the Term Loan Agreement, fees and expenses which have been paid prior to the date of this Agreement and which may be paid after the date of this Agreement to the outside accounting firm and/or financial consulting firm referred to in this Section 8.15 will not be considered an expense in calculating EBITDA.

     SECTION 8.16 Maintenance of Bank Accounts. Except for a deposit account with a balance at no time to exceed $15,000 maintained in the name of Rockingham Poultry (VI) at Banco Popular (Puerto Rico), maintain all of its depository, disbursement and other accounts with the Agent and/or any Lender.

     SECTION 8.17 Interest Rate Protection. As promptly as practicable, and in any event within 60 days after the Closing Date, enter into, and thereafter for a period of not less than two years maintain in effect, one or more Interest Rate Protection Agreements on such terms and with such parties as shall be reasonably satisfactory to the Agent, the effect of which shall be to fix or limit the interest costs to the Borrower with respect to at least fifty percent (50%) of the amount outstanding under the Term Loan, the Note Agreement, and projected outstanding amount for Revolving Credit Loans.

                              ARTICLE IX

                          FINANCIAL COVENANTS

     Commencing on June 27, 1998, and continuing until all of the Obligations have been finally and indefeasibly paid and satisfied in full, unless consent has been obtained in the manner set forth in
Section 13.11 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

     SECTION 9.1    Minimum Monthly EBITDA. As of the end of any
Fiscal Month, permit the Borrower's Consolidated Cumulative twelve month EBITDA ending with such Fiscal Month, to be less than the dollar amount corresponding to such period set forth below:

                                        Minimum Cumulative
          Fiscal Month Ended            Twelve Month EBITDA

          July 1998                     $10,701,000
          August 1998                   $15,248,000
          September 1998                $17,048,000
          October 1998                  $21,089,000
          November 1998                 $23,646,000
          December 1998                 $29,821,000


     SECTION 9.2 Minimum Quarterly EBITDA. As of the end of any Fiscal Quarter, permit the Borrower's Consolidated cumulative four-quarter EBITDA ending with such Fiscal Quarter to be less than the dollar amount corresponding to such period set forth below:

          Fiscal Quarter Ended          Minimum Cumulative
                                        Four Quarter EBITDA

          Third Fiscal Quarter 1999     $41,456,000
          Fourth Fiscal Quarter 1999    $53,830,000
          First Fiscal Quarter 2000     $62,646,000
          Second Fiscal Quarter 2000    $69,333,000
          Third Fiscal Quarter 2000     $71,082,000
          Fourth Fiscal Quarter 2000    $74,151,000
          First Fiscal Quarter 2001     $75,963,000
          Second Fiscal Quarter 2001    $77,852,000


     SECTION 9.3 Limitation on Capital Expenditures. Make or incur Capital Expenditures in any cumulative four Fiscal Quarter period ending with such Fiscal Quarter, which would exceed an aggregate amount for such period corresponding to such period as set forth below:

          Quarter Ended            Maximum Capital Expenditures

          Fourth Fiscal Quarter 1998    $30,856,000
          First Fiscal Quarter 1999     $36,562,000
          Second Fiscal Quarter 1999    $35,800,000
          Third Fiscal Quarter 1999     $32,500,000
          Fourth Fiscal Quarter 1999    $27,700,000
          First Fiscal Quarter 2000     $24,000,000
          Second Fiscal Quarter 2000    $24,000,000
          Third Fiscal Quarter 2000     $24,000,000
          Fourth Fiscal Quarter 2000    $24,000,000
          First Fiscal Quarter 2001     $24,000,000
          Second Fiscal Quarter 2001    $24,000,000



                               ARTICLE X

                          NEGATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower has not and will not, and will not permit any of its Subsidiaries to:

     SECTION 10.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

          (a)  The Obligations;

          (b) Debt created under the Note Agreement and related documents.

          (c)  Debt existing on the Closing Date as described on
Schedule 10.1(c) and the renewal and refinancing (but not the increase) thereof; provided, however, that until such time as the Obligations are indefeasibly paid in full, the Borrower shall not refinance any portion of the Debt on a secured basis;

          (d)  [intentionally left blank]

          (e)  Debt consisting of Contingent Obligations permitted by
Section 10.2(b);

          (f) Debt from Approved Subordinated Debt Transaction(s) as provided in Article IV hereof; and

          (g) Purchase Money Debt (including Capital Leases) in an aggregate amount not to exceed $5,000,000 on any date of determination.

     SECTION 10.2 Limitations on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) Contingent Obligations in favor of the Agent for the benefit of the Agent and the Term Lenders and/or the Revolving Credit Lenders;

          (b) Contingent Obligations existing on the Closing Date as described on Schedule 10.2(b) (but not any increase thereof); and

          (c) Other Contingent Obligations in an aggregate amount not to exceed $1,000,000 at any time.

     SECTION 10.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including shares of capital stock), real or personal, whether now owned or hereafter acquired, except:

          (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

          (b) The claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals and/or other statutory liens incurred in the ordinary course of business which in the aggregate do not at any time exceed $1,000,000; and (i) which are not overdue for a period of more than thirty (30) days; or (ii) which are being contested in good faith and by appropriate proceedings;

          (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations (not to exceed $10,000,000);

          (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

          (e) Liens of the Collateral Agent for the benefit of the Agent and the Term Lenders, the Revolving Credit Lenders, and/or the Note Lenders;

          (f) Any Lien existing on the Closing Date which is described on Schedule 10.3(f);

          (g)  Limited Grower Payable Liens; and

          (h) Liens on personal property held in a margin account by the counter party with respect to a Derivative Agreement relating to commodities or natural resources, so long as (i) such Derivative Agreement was entered into in the ordinary course of business solely for the purpose of mitigating risk and (ii) the aggregate fair market value of all personal property held in all such margin accounts does not at any time exceed $10,000,000; and

          (i) Liens created on account of Purchase Money Debt authorized pursuant to Section 10.1(g) hereof.

     SECTION 10.4 Limitations on Acquisitions. Without the prior written consent of each Term Lender, acquire any significant part of the assets of any Person which is not a Subsidiary or acquire the capital stock or other ownership interest in any Person.

     SECTION 10.5 Limitations on Mergers, Liquidation and New Business Ventures. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or enter into any new business activities or ventures (including joint ventures) not related to its present business except that Wampler Supply may be merged or liquidated into any Borrower.

     SECTION 10.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale leaseback or similar transaction), whether now owned or hereafter acquired except:

          (a) the sale of inventory in the ordinary course of business;

          (b) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

          (c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

          (d) Asset Sales as proposed in the Three Year Business Plan to the extent approved and accepted by each of the Term Lenders;

          (e)  Approved Miscellaneous Asset Sales; and

          (f) Any asset sales agreed to in writing between the Borrower and each of the Term Lenders.

     SECTION 10.7 Transactions with Affiliates. Directly or indirectly: (a) make any material loan or advance to, or purchase or assume any note or other obligation in a material amount to or from, any of its officers, directors, shareholders or other Affiliates (which is/are not a Borrower), or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates (which is/are not a Borrower), or subcontract any operations to any of its Affiliates (which is/are not a Borrower), or
(b) enter into, or be a party to, any transaction with any of its Affiliates (which is/are not a Borrower), except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person not its Affiliate.

     SECTION 10.8 Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as permitted by GAAP.

     SECTION 10.9 Compliance with ERISA. (a) Permit the occurrence of any Termination Event which would result in a liability to the Borrower or any ERISA Affiliate in excess of $5,000,000; (b) permit the present value of all benefit liabilities under all Pension Plans (determined under the actuarial assumptions used for Code and ERISA funding purposes) to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities by more than $5,000,000; (c) permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; (d) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which results in or is likely to result in a liability in excess of $5,000,000; (e) engage, or permit the Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code for which a civil penalty pursuant to Section

502(i) of ERISA a tax pursuant to Section 4975 of the Code in excess of $5,000,000 is imposed; (f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits (other than an Employee Benefit Plan which provides such benefits solely for a select group of present or former management employees) or establish or amend any Employee Benefit Plan which establishment or amendment could reasonably be expected to result in liability to the Borrower or any ERISA Affiliate or increase the obligation of the Borrower or any ERISA Affiliate to a Multiemployer Plan which liability or increase, individually or together with all similar liabilities and increases, is material to the Borrower or any ERISA Affiliate; or (g) fail, or permit the Borrower or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.

     SECTION 10.10 Limitations on New Equity, Dividends and Distributions. Except as provided in the Warrant Agreement and related documents, declare or pay any dividend, or make any distributions of cash or property, to holders of any shares of its capital stock on account of such shares, or, directly or indirectly, redeem or otherwise acquire any such shares or any option, warrant or right to acquire any such shares except for the reacquisition of the shares held in an escrow account in connection with the acquisition of the Goldsboro facility.

     SECTION 10.11 Transfers to Subsidiaries. Transfer any assets now or hereafter owned by the Borrower to any Subsidiary which is not a Borrower, except to the extent WLR may transfer funds to Rockingham Poultry, Inc. (VI) to maintain a balance in the RVI Account of no more than $15,000.

     SECTION 10.12 Limitations on Investments. Purchase, invest in, or make any loan in the nature of an investment in the stocks, bonds, notes or other securities or evidence of Debt of any Person, or make any loan or advance to or for the benefit of any Person except for the following (collectively, "Permitted Investments"): (i) short-term obligations of the Treasury of the United States of America; (ii) certificates of deposit issued by banks with shareholders' equity of at least $100,000,000; (iii) repurchase agreements not exceeding 29 days in duration issued by banks with shareholders' equity of at least $100,000,000; (iv) notes and other instruments generally known as "commercial paper" which arise out of current transactions, which have maturities at the time of issuance thereof not exceeding nine months and which have, at the time of such purchase, investment or other acquisition, the highest credit rating of Standard & Poor's Corporation or Moody's Investors Service, Inc.; provided that to the extent the Borrower shall seek to make any of the foregoing Permitted

Investments, it shall notify the Agent in writing in advance and shall comply with such steps as the Agent may require to evidence the perfected security interests of the Term Lenders therein.

     SECTION 10.13 Limitations on Certain Agreements. Enter into any Interest Rate Protection Agreement with any Term Lender to the extent that any liability created thereunder would be secured by any Collateral.

                              ARTICLE XI

                         DEFAULT AND REMEDIES

     SECTION 11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

     (a) Default in Payment of Principal of Term Loans. The Borrower shall default in any payment of principal due under the Term Loan or any Term Note as and when due (whether at maturity, by reason of acceleration or otherwise).

     (b) Other Payment Default. The Borrower shall default in the payment as and when due (whether at maturity, by reason of acceleration or otherwise) of interest on the Term Loan or any Term Note or the payment of any other Obligation, and such a default shall continue unremedied for five (5)Business Days provided that if the default referenced in this paragraph (b) arises only under a Mortgage, the five (5) Business Days referenced in this paragraph (b) will commence after written notice of such default shall have been given by the Agent to the Borrower.

     (c) Misrepresentation. Any representation or warranty made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made.

     (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 7.5(e) or Articles IX or X of this Agreement.

     (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the Performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Agent.

     (f) Derivative Agreement. Any termination payment shall be due by the Borrower under any Derivative Agreement and such amount is not paid within five (5) Business Days of the due date thereof.

     (g) Debt Cross-Default. The Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than Debt evidenced by the this Agreement and the Term Notes) the aggregate outstanding amount of which is equal to or in excess of $3,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Term Loan and the Revolving Loan) the aggregate outstanding amount of which is equal to or in excess of $3,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

     (h) Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws;
(iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

     (i) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

     (j) Failure of Agreements. (i) any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or a Subsidiary party thereto or any such Person shall so state in writing; or (ii) this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof, provided that no Event of Default shall have occurred pursuant to this subparagraph (j)(ii) if the Borrower, within five (5) Business Days' notice from the Agent, takes such steps as are necessary to create a valid and perfected first priority Lien in such Collateral.

     (k) Judgment. A judgment or order for the payment of money which exceeds $2,500,000 in amount shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue undischarged or unstayed for a period of thirty
(30) calendar days.

     (l) Attachment. A warrant or writ of attachment or execution or similar process shall be issued against any property of the Borrower or any of its Subsidiaries which exceeds $2,500,000 in value and such warrant or process shall continue undischarged or unstayed for a period of thirty (30) calendar days.

     (m) Change in Control. (a) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than the current board of directors of the Borrower, shall obtain ownership or control in one or more series of transactions of more than fifty percent (50%) of the common stock and fifty percent (50%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower (a "Change in Control").

     (n) Revolving Credit Events of Default. Any one or more Events of Default occurs under the Revolving Credit Agreement.

     (o) Note Agreement Default. Any one or more Events of Default occurs under the Note Agreement.

     SECTION 11.2 Remedies. Upon the occurrence of an Event of Default and at the request of the Required Term Lenders, the Agent shall, by notice to the Borrower:

     (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Term Loan and the Term Notes at the time outstanding, and all other amounts owed to the Term Lenders and to the Agent under this Agreement or any of the other Loan Documents and all other obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Term Loan and any rights of the Borrower thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(h) or (i), the Term Loan shall be automatically terminated and all obligations shall automatically become due and payable, without notice, declaration or demand of any kind.

     (b)  Rights of Collection.  Exercise on behalf of the Term
Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's obligations.

     (c) Setoff. Exercise or direct any Term Lender to exercise any and all setoff rights as described in Section 13.3 hereof or as otherwise provided under Applicable Law.

     SECTION 11.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Agent and the Term Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Term Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Term Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Agent and the Term Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this
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Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.


                              ARTICLE XII

                               THE AGENT

     SECTION 12.1 Appointment. Each of the Term Lenders hereby irrevocably designates and appoints First Union as Agent of such Term Lender under this Agreement and the other Loan Documents and each such Term Lender irrevocably authorizes First Union as Agent for such Term Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Term Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.

     SECTION 12.2 Delegation of Duties. The Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent.

     SECTION 12.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Term Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Term Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

     SECTION 12.4 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes unless such Term Note shall have been transferred in accordance with Section 13.10 hereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Term Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Term Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Term Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Term Notes in accordance with a request of the Required Term Lenders (or, when expressly required hereby, all the Term Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Term Lenders and all future holders of the Term Notes.

     SECTION 12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Term Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Term Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Term Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
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

     SECTION 12.6 Non-Reliance on the Agent and other Term Lenders. Each Term Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Term Lender. Each Term Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Term Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and credit worthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Term Lender also represents that it will, independently and without reliance upon the Agent or any other Term Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and credit worthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Term Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Term Lender with any credit or other information concerning the business, operations, property, financial and other condition or credit worthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

     SECTION 12.7 Indemnification. The Term Lenders agree to indemnify the Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Term Loan Percentages, from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Term Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing;
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

provided that no Term Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Term Notes and all other amounts payable hereunder and the termination of this Agreement.

     SECTION 12.8 The Agent in Its Individual Capacity. The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not an Agent hereunder. With respect to any Term Loan made or renewed by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Term Lender and may exercise the same as though it were not an Agent, and the terms "Term Lender" and "Term Lenders" shall include the Agent in its individual capacity.

     SECTION 12.9   Resignation of the Agent; Successor Agent.
Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Term Lenders and the Borrower. Upon any such resignation, the Required Term Lenders shall have the right to appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Term Lenders and shall have accepted such appointment within thirty (30) days after the Agent's giving of notice of resignation, then the Agent may, on behalf of the Term Lenders, appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.


                             ARTICLE XIII

                             MISCELLANEOUS

     SECTION 13.1   Notices.

     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any
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

notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested.

     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:           WLR Foods, Inc.
                              800 Co-op Drive
                              Timberville, Virginia 22853
                              Attention: Robert Ritter, CFO
                              Telephone No.: (540) 896-7001
                              Telecopy No.: (540) 896-0498

                              Or, if sent by mail:

                              WLR Foods, Inc.
                              P.O. Box 7000
                              Broadway, Virginia 22815
                              Attention: Robert Ritter, CFO

If to First Union
as Term Lender:
                              First Union National Bank
                              301 College Street, DC-5
                              NC 0737
                              Charlotte, NC 28288-0737
                              Attention:  Julie Bouhuys, SVP
                              Telephone No.: (704) 383-0349
                              Telecopy No.: (704) 374-3300; and

                              First Union National Bank
                              201 South Jefferson Street
                              Roanoke, Virginia 24011
                              Attention: George Calfo
                              Telephone No.: (540) 563-7769
                              Telecopy No.: (540) 561-5262

If to CoreStates Bank, N.A. as Term Lender:
                              CoreStates Bank, N.A.
                              FC 1-8-3-8
                              1345 Chestnut Street
                              Philadelphia, Pennsylvania 19102
                              Attention: John D. Brady
                              Telephone No.: (215) 786-2160
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

                              Telecopy No.: (215) 973-6745

If to Harris Trust and
Savings Bank as Term Lender:  Harris Trust and Savings Bank
                              111 West Monroe
                              Chicago, Illinois 60690
                              Attention: Agribusiness Division
                              Telephone No.: (312) 461-3795
                              Telecopy No.: (312) 765-8095

If to Crestar Bank as Term Lender:
                              Crestar Bank
                              510 South Jefferson Street
                              Roanoke, Virginia 24011
                              Attention: George Coleman, Jr.
                              Telephone No.: (540) 982-3285
                              Telecopy No.: (540) 982-3056

If to the Agent:              First Union National Bank
                              301 College Street, DC-5
                              NC 0737
                              Charlotte, NC 28288-0737
                              Attention:  Julie Bouhuys, SVP
                              Telephone No.: (704) 383-0349
                              Telecopy No.: (704) 374-3300; and

                              First Union National Bank
                              201 South Jefferson Street
                              Roanoke, Virginia 24011
                              Attention: George Calfo
                              Telephone No.: (540) 563-7769
                              Telecopy No.: (540) 561-5262


     SECTION 13.2 Expenses. The Borrower will pay all out-of -- pocket expenses of the Agent in connection with: (i) the preparation, execution and delivery of this Agreement and each of the other Loan Documents, whenever the same shall be executed and delivered, including all out-of-pocket syndication and due diligence expenses, appraiser's fees, search fees, title insurance premiums, recording fees, taxes and reasonable fees and disbursements of counsel for the Agent; (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Term Lenders relating to this Agreement or any of the other Loan Documents including reasonable fees and disbursements of counsel for the Agent, search fees, appraiser's fees, recording fees and taxes imposed in connection therewith; and
(iii) administering, monitoring, negotiating and/or enforcing their respective rights under the Credit Facility, including consulting with one or more persons, including appraisers, accountants, engineers and
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

attorneys, concerning or related to the nature, scope or value of any right or remedy of the Agent or any Term Lender hereunder or under any of the other Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons.

     SECTION 13.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Term Lenders and any assignee or participant of a Term Lender in accordance with Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, excluding government securities required by Applicable Law to be held as security for worker's compensation and similar claims) and any other indebtedness at any time held or owing by the Term Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Term Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such obligations shall be contingent or unmatured.

     SECTION 13.4 Governing Law. This Agreement, the Term Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without reference to the conflicts or choice of law principles thereof.

     SECTION 13.5 Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York - County of New York, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Term Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Agent or any Term Lender in connection with this Agreement, the Term Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this
Section 13.5 shall affect the right of the Agent or any Term Lender to
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

serve legal process in any other manner permitted by Applicable Law or affect the right of the Agent or any Term Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

     SECTION 13.6   Waiver of Jury Trial; Waiver of Punitive Damages.

     (a) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE AGENT, EACH TERM LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING, OUT OF OR ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     (b) Waiver of Punitive Damages. The Borrower, the Agent, and the Term Lenders, agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

     SECTION 13.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Agent for the ratable benefit of the Term Lenders or the Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

     SECTION 13.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Term Lenders. Therefore, the Borrower agrees that the Term Lenders, at the Term Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     SECTION 13.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to
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

determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower, the Agent and the Term Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement. The Borrower, the Agent, the Revolving Credit Lenders and the Term Lenders agree that, as a result of the delivery of the warrants in accordance with the terms of this Agreement, the Revolving Credit Agreement and the Warrant Agreement, any original issue discount attributable to any Revolving Credit Note and/or Term
Note is less than the product of (i) one-quarter of one percent (.25%), multiplied by (ii) the product of the weighted average maturity of such Note multiplied by the stated redemption price at maturity of such Note (as determined in accordance with section 1273 of the Code). The Borrower, the Agent, the Revolving Credit Lenders and the Term Lenders agree to consistently use the foregoing assumptions as to original issue discount and redemption premium for all United States federal, state and local income tax purposes with respect to the transactions contemplated by the Loan Documents unless the IRS or a change in law requires otherwise. The Borrower, the Agent, the Revolving Credit Lenders and the Term Lenders acknowledge that the fair market value of such warrants as of the Closing Date is no greater than the amount determined by the calculations in this subsection.

     SECTION 13.10  Successors and Assigns; Participations.

     (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Term Lenders, all future holders of the Term Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Term Lender. Nothing set forth in any guaranty shall impair, as between the Borrower, the Agent and the Term Lenders, the obligations of the Borrower hereunder and under the other Loan Documents.

     (b) Assignment by Term Lenders. Each Term Lender may, with the consent of the Agent, which consent shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of
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

its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Obligations at the time owing to it and the Term Notes held by it); provided that:

          (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Term Lender's rights and obligations under this Agreement with respect to the Term Loan and shall be accompanied by a like assignment on a pro rata basis of any Revolving Loan attributable to such Term Lender in its capacity as a Revolving Credit Lender under the Revolving Credit Agreement;

          (ii) if less than all of the assigning Term Lender's Term Loan is to be assigned, the Term Loan so assigned (plus, if applicable, the amount of any Revolving Loan or any portion thereof also assigned by such Term Lender in its capacity as a Revolving Credit Lender under the Revolving Credit Agreement) shall not be less than $5,000,000;

          (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit "F" attached hereto (an "Assignment and Acceptance"), together with any Term Note or Term Notes subject to such assignment;

          (iv) such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Term Loan or any of the Term Notes under the blue sky laws of any state; and

          (v) the assigning Term Lender shall pay to the Agent an assignment fee of $5,000 upon the execution by such Term Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Term Lender to an Affiliate thereof.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the assigning Term Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

     (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Term Lender thereunder and the assignee thereunder confirm to and agree with each
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

other and the other parties hereto as set forth in such Assignment and Acceptance.

     (d) Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Term Lenders and the amount of the Term Loan with respect to each Term Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Term Lenders may treat each person whose name is recorded in the Register as a Term Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Term Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Issuance of New Term Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Term Lender and an Eligible Assignee together with any Term Note Term Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit "F":

          (i)  accept such Assignment and Acceptance;

          (ii) record the information contained therein in the Register;

          (iii) give prompt notice thereof to the Term Lenders and the Borrower; and

          (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Term Note or Term Notes, a new Term Note or Term Notes to the order of such Eligible Assignee in amounts equal to the Term Loan assigned to it pursuant to such Assignment and Acceptance and a new Term Note or Term Notes to the order of the assigning Term Lender in an amount equal to the Term Loan retained by it hereunder. Such new Term Note or Term Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Term Note or Term Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Term Note delivered to the assigning Term Lender. The new Term Note or Term Notes shall be in substitution for and not in cancellation of, release or satisfaction of the surrendered Term Note or Term Notes.
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

     (f) Participation. Each Term Lender may, with the consent of the Agent, which consent shall not be unreasonably withheld, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its rights under the Term Notes held by it); provided that:

          (i) each such participation shall be in an amount not less than $5,000,000;

          (ii) such Term Lender's obligations under this Agreement including, without limitation, its Term Loan, shall remain unchanged;

          (iii) such Term Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

          (iv) such Term Lender shall remain the holder of the Term Notes held by it for all purposes of this Agreement;

          (v) the Borrower, the Agent and the other Term Lenders shall continue to deal solely and directly with such Term Lender in connection with such Term Lender's rights and obligations under this Agreement;

          (vi) such Term Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on the Term Loan, extend the term or increase the amount of the Term Loan of such participant, reduce the amount of any fees to which such participant is entitled or extend any scheduled payment date for principal; and

          (vii) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Term Loan or the Term Notes under the blue sky law of any state.

     (g) Disclosure of Information; Confidentiality. The Agent and the Term Lenders shall hold all non-public information obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information. Any Term Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower furnished to such Term Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee,
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proposed assignee, participant or proposed participant shall agree with the Borrower or such Term Lender (which in the case of an agreement with only such Term Lender, the Borrower shall be recognized as a third party beneficiary thereof) to preserve the confidentiality of any confidential information relating to the Borrower received from such Term Lender.

     (h) Certain Pledges or Assignments. Nothing herein, or in any other document regarding the transaction herein, shall prohibit any Term Lender from pledging or assigning any Term Note, including collateral therefor, to any Federal Reserve Bank in accordance with Applicable Law.

     SECTION 13.11 Amendments, Waivers and Consents; Renewal. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Term Lenders, and any consent given by the Term Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Term Lenders (or by the Agent with the consent of the Required Term Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall (a) change the amount or extend the time of the obligation of the Term Lenders to provide the Term Loan, (b) change the originally scheduled time or times of payment of the principal of the Term Loan or the time or times of payment of interest on the Term Loan, (c) decrease the rate of interest payable on the Term Loan, (d) change the amount or time of payment of any fees payable by the Borrower hereunder, (e) release the Borrower (or any of them) from all or any portion of the Obligations hereunder, (f) release any Collateral except as specifically authorized in the Loan Documents and in connection with the approved asset sales set forth in
Article X hereof; (g) amend, waive or alter any provision of Article I (Definitions), Article IX (Financial Covenants), Article X (Negative Covenants), or Article XI (Defaults and Remedies) hereof; or (g) amend the provisions of this Section 13.11 or the definition of Required Term Lenders, without the prior written consent of each Term Lender. In addition, no amendment, waiver or consent to the provisions of
Article XII shall be made without the written consent of the Agent.

     SECTION 13.12 Performance of Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

     SECTION 13.13 Indemnification. The Borrower agrees to reimburse the Agent and the Term Lenders for all reasonable costs and expenses, including all counsel, appraisal, or other expert or consultant fees and disbursements incurred, and to indemnify and hold the Agent and
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the Term Lenders harmless from and against all losses suffered by the
Agent and the Term Lenders in connection with (i) the exercise by the Agent or the Term Lenders of any right or remedy granted to them under this Agreement or any of the other Loan Documents, (ii) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the other Loan Documents, and
(iii) the collection or enforcement of the Obligations or any of them; provided that the Borrower shall not be obligated to reimburse the Agent or any Term Lender for costs and expenses, or indemnify the Agent or any Term Lender for any loss, resulting from the gross negligence or willful misconduct of the Agent or any Term Lender.

     SECTION 13.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Term Lenders, the Agent and any Persons designated by the Agent or any Term Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Term Loan has not been terminated.

     SECTION 13.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Term Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Term Lenders against events arising after such termination as well as before.

     SECTION 13.16  Titles and Captions.  Titles and captions of
Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 13.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 13.18 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.
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     SECTION 13.19  Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

     SECTION 13.20 Adjustments. If any Term Lender (a "Benefitted Term Lender") shall at any time receive any payment of all or part of its Term Loan, or interest thereon, or if any Term Lender shall at any time receive any collateral in respect to its Term Loan (whether voluntarily or involuntarily, by setoff or otherwise) in a greater proportion than any such payment to and collateral received by any other Term Lender, if any, in respect of such other Term Lender's Term Loan, or interest thereon, such Benefitted Term Lender shall purchase for cash from the other Term Lenders such portion of each such other Term Lender's Term Loan or shall provide such other Term Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Term Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Term Lenders based upon the Term Lenders' Term Loan
Percentages; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Term Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Term Lender so purchasing a portion of another Term Lender's Term Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Term Lender were the direct holder of such portion.
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     WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

                              WLR FOODS, INC.

                              By: __/S/ Robert T. Ritter
                                   Robert T. Ritter
                                   Vice President


                              WAMPLER FOODS, INC.

                              By:__/S/ Robert T. Ritter
                                   Robert T. Ritter
                                   Treasurer


                              CASSCO ICE & COLD STORAGE, INC.

                              By:__/S/ Robert T. Ritter
                                   Robert T. Ritter
                                   Vice President


                              WAMPLER SUPPLY COMPANY, INC.

                              By:__/S/ Robert T. Ritter__
                                   Robert T. Ritter
                                   Vice President


                              VALLEY RAIL SERVICE, INC.

                              By:__/S/ Robert T. Ritter__
                                   Robert T. Ritter
                                   Vice President


                              FIRST UNION NATIONAL BANK,
                              as Agent and Term Lender

                              By:__/S/ Julia Bouhuys__
                              Name: Julia Bouhuys
                              Title: Senior Vice President

                              Term Loan Percentage: 35%
                              Term Loan: $38,500,000
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                              CORESTATES BANK, N.A.

                              By:__/S/ Carol A. Williams__
                              Name: Carol A. Williams
                              Title:Senior vice President

                              Term Loan Percentage: 35%
                              Term Loan: $38,500,000


                              HARRIS TRUST AND SAVINGS BANK

                              By:__/S/ Carl A. Blackham__
                              Name: Carl A. Blackham
                              Title:Vice President

                              Term Loan Percentage: 20%
                              Term Loan: $22,000,000


                              CRESTAR BANK

                              By:__/S/ George Coleman, Jr.__
                              Name: George Coleman, Jr.
                              Title:Senior Vice President

                              Term Loan Percentage: 10%
                              Term Loan: $11,000,000
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